Exhibit 3.1

CERTIFICATE OF AMENDMENT

McDermott International, Inc.

We, the undersigned David Dickson and John Freeman, President and Corporate Secretary, respectively, of McDermott International, Inc., a company duly organized and existing under the laws of the Republic of Panama (the “Corporation”), hereby

CERTIFY

FIRST: That a meeting of the Shareholders of the Corporation was duly called and held on May 2nd of 2018 at 9:00 a.m., Central Daylight Saving Time, adjourning at approximately 9:30 a.m., Central Daylight Saving Time, at the offices of Baker Botts L.L.P., 910 Louisiana Street, Suite 3200, Houston, Texas (USA), at which meeting the holders of a majority of the issued and outstanding shares of the Corporation entitled to vote at such meeting were present, pursuant to proper notice of the meeting.

SECOND: That at said meeting, David Dickson, President and Chief Executive Officer of the Corporation, chaired the meeting and John Freeman, Senior Vice President, General Counsel and Corporate Secretary, acted as secretary of the meeting.

THIRD: That at said meeting, the following resolution was adopted by holders of a majority of the issued and outstanding shares of the Corporation entitled to vote at such meeting and has not been amended, modified or revoked and is in full force and effect:

RESOLVED, that, effective as of 11:59 P.M. (New York City time) on the date immediately prior to the date of the occurrence of the Exchange Offer Effective Time, as defined in the proxy statement provided by the Corporation to its stockholders in connection with the special meeting of stockholders of the Corporation held on May 2, 2018, the first sentence of Article 3 of the Amended and Restated Articles of Incorporation of the Corporation shall be amended by amending and restating the first sentence thereof and adding a new paragraph to immediately follow such first sentence, in each case to read as follows:

“3. - The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Two-hundred-and-eighty million (280,000,000) shares, of which Two-hundred-and-fifty-five million (255,000,000) shares shall be Common Stock of the par value of ONE DOLLAR ($1.00 U.S. Cy.) per share and twenty-five-million (25,000,000) shares shall be Preferred Stock of the par value of ONE DOLLAR ($1.00 U.S. Cy.) per share.

Effective as of 11:59 P.M. (New York City time) on the date immediately prior to the date of the occurrence of the Exchange Offer Effective Time, as defined in the proxy statement provided by the Corporation to its stockholders in connection with the special meeting of stockholders of the Corporation held on May 2, 2018 (the “Effective Time’), each three (3) shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time shall automatically and without any further action of the Corporation or the respective holders thereof be combined into one (1) validly issued, fully paid and non-assessable share of the Corporation’s Common Stock; provided, however, that no fractional shares will be issued in connection with such combination, and any fractional share interest resulting therefrom shall be rounded up to the nearest whole share; provided, further that the provisions of this paragraph shall not affect the number or the par value of authorized shares of the Corporation’s Common Stock. Each certificate that immediately prior to the Effective Time represented shares of the Corporation’s Common Stock (“Old Certificates”) shall thereafter represent that number of shares of the Corporation’s Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional share interests as described above.”

FOURTH: that ARIAS, FABREGA & FABREGA has been authorized and instructed to protocolize and register this Certificate of Amendment with the Public Registry of Panama.

IN WITNESS WHEREOF this Certificate of Amendment is executed in Houston, Texas (USA) on the 2nd day of May, 2018.

/s/ David Dickson	/s/ John Freeman
David Dickson	John Freeman
President and Chief Executive Officer	Senior Vice President, General Counsel and Corporate Secretary